Exhibit (g)(6)

                         [NATIONAL CITY BANK LETTERHEAD]


                                September 8, 2005


Allegiant Funds
200 Public Square, 5th Floor
Cleveland, Ohio 44114

To Whom It May Concern:

         Reference is hereby made to that certain Custodian Services Agreement, dated as of November 7, 1994 (the "Agreement"), by and between National City Bank, as Custodian ("Custodian"), and Allegiant Funds (formerly known as Armada Funds) ("Fund"), pursuant to which Custodian provides Fund with certain custody services.

         Custodian has recently proposed a new Fee Schedule, a copy of which is attached hereto as Annex A, which Fee Schedule is intended to govern the fees charged by Custodian to Fund pursuant to Section 11 of the Agreement. If such new Fee Schedule is acceptable, please arrange for execution of a counterpart of this letter and return such counterpart to Custodian. By Fund's execution hereof, Fund acknowledges and agrees that effective July 1, 2005 the new Fee Schedule replaced, in its entirety, any previous agreement between Custodian and Fund regarding fees and that the Agreement, as amended, remains in full force and effect.

         Please feel free to contact us if you have any thoughts or concerns regarding this matter. We appreciate your attention.

                                      Very truly yours,

                                      NATIONAL CITY BANK, as Custodian


                                      By:  /s/  Ted M. Parker
                                         ---------------------------------
                                      Ted M. Parker, Executive Vice President

Acknowledged and agreed this
13th day of September, 2005

ALLEGIANT FUNDS


By:  /s/  Kathleen Barr
    -----------------------
Kathleen Barr, Chief Administrative & Compliance Officer
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                                                                         ANNEX A

                                  FEE SCHEDULE

ASSET BASED FEES:

The following fee will be calculated daily based upon the Fund's prior day average gross assets and payable monthly, in the following amounts:

     o   7 Basis Points of the first $5 Billion of average gross assets;

     o   4 Basis Points of the next $5 Billion of average gross assets; and

     o   2 Basis Points in excess of $10 Billion of the average gross assets

TRANSACTION CHARGES:

         OUT-OF-POCKET EXPENSES (monthly operating fee per account):
     o   Including postage, telephone, overnight courier fees            $150.00

         FOREIGN AND DOMESTIC
     o   Pass thru invoices from sub-custodian with no mark-up

         FEDERAL RESERVE AND WIRE FEES (each):
     o   Outgoing wires                                                   $10.00
     o   Incoming wires                                                No Charge

         OVERDRAFT CHARGES (Excluding overdrafts caused by National City Bank error the following fees may be assessed):
     o   Per transaction                                                  $30.00
     o Plus an overdraft rate of federal funds rate on the negative overdraft position starting the date the overdraft first occurs and ending on the date the overdraft is cleared.

         EXTRAORDINARY FEES/SPECIAL REPORTING/CERTIFICATION CHARGE
     o   Special requests may be assessed a fee at a per hour charge of   $50.00
     o   Daily reconcilement to PFPC at a per hour charge of              $50.00

         MINIMUM MONTHLY FEE:                                               None